SIGNATURES

    Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on November 14, 2017.


Multi-Housing Income Reit, Inc.

By:
Casoro Capital Partners, LLC


By:
/s/ Yuen Yung


Name:
Yuen Yung





This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  itle
Date

/s/ Monte K. Lee-Wen
Director and Principal
November 15, 2017
Monte K. Lee-Wen

/s/ Yuen Yung
Director, Chief Executive Officer	   November 15,
2017
Yuen Yung











Title
:
Chief Executive Officer